Exhibit 99.1

303 International Circle P: 410.427.1700 Suite 200 F: 410.427.8800 Hunt Valley, MD 21030

PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA REPORTS FIRST QUARTER 2020 RESULTS

Enhances Strong Balance Sheet during COVID-19 Uncertainties

HUNT VALLEY, MARYLAND – May 4, 2020 – Omega Healthcare Investors, Inc. (NYSE:OHI) (the “Company” or “Omega”) today announced its results for the quarter ended March 31, 2020.  The Company reported net income of $92.3 million or $0.39 per common share. The Company also reported NAREIT Funds From Operations (“NAREIT FFO”) for the quarter of $181.0 million or $0.77 per common share, Adjusted Funds From Operations (“AFFO” or “Adjusted FFO”) of $186.2 million or $0.79 per common share, and Funds Available for Distribution (“FAD”) of $174.3 million.

NAREIT FFO, AFFO and FAD are supplemental non-GAAP financial measures that we believe are useful in evaluating the performance of real estate investment trusts.  For more information regarding these non-GAAP measures, see the “Funds From Operations” schedule below and the Company’s website at www.omegahealthcare.com.

GAAP NET INCOME

For the quarter ended March 31, 2020, the Company reported net income of $92.3 million, or $0.39 per common share, on revenues of $253.0 million.  This compares to net income of $72.2 million, or $0.34 per common share, on revenues of $223.7 million, for the same period in 2019.  The increase in net income was primarily due to (i) $29.3 million in revenue from incremental new investments, (ii) a $4.1 million decrease in impairments on direct financing leases and real estate properties and (iii) a $3.2 million decrease in merger related costs.  The increase in net income was partially offset by an $11.8 million increase in depreciation and amortization expense and  a $4.6 million increase in interest expense, both related to new investments.

CEO COMMENTS

Taylor Pickett, Omega’s Chief Executive Officer, stated, “While we are pleased to announce strong first quarter results, we recognize that investors are more focused on how our operators are weathering the impact of COVID-19 on their facilities and how this is affecting their capacity to pay our rent.  It is a challenging period on all fronts for our operators.  As well as dealing with an unprecedented pandemic, which has proved particularly dangerous to their frail and vulnerable residents, they have seen declining occupancy and significantly elevated costs combine to materially impact their financial performance.  Thankfully, the various federal and state agencies that oversee skilled nursing have acted quickly and effectively to provide financial support to the industry, allowing operators to focus on their primary job of caring for their residents.”

Mr. Pickett continued, “While the full extent of the impact of COVID-19 and its potential short-term impact on our operations has yet to be seen, we believe that the attractive elements of this asset class, with its needs-based nature, constrained supply and escalating demand, will remain intact once this pandemic has been resolved.”

Mr. Pickett concluded, “We are proud of the tremendous efforts of our operators and their heroic staff, risking their own health and that of their families to protect and care for their residents.  We believe their bravery has received insufficient recognition, but we are aware of the sacrifices they are making, and we continue to stand ready to provide them the support and help they need at this extraordinary time.”

2020 RECENT DEVELOPMENTS AND FIRST QUARTER HIGHLIGHTS

In Q2 2020, the Company…

•	declared a $0.67 per share quarterly common stock dividend.
•	sold five facilities for $39 million in cash generating $17 million in gains.

In Q1 2020, the Company…

•	suspended its Dividend Reinvestment and Stock Purchase Plan.
•	sold six facilities for $18 million in cash proceeds generating $2 million in gains.
•	completed $19 million of new investments.
•	invested $39 million in capital renovation and construction-in-progress projects.
•	authorized $200 million stock repurchase program.
•	paid a $0.67 per share quarterly common stock dividend.

FIRST QUARTER 2020 RESULTS

Operating Revenues and Expenses – Revenues for the quarter ended March 31, 2020 totaled $253.0 million, which included $10.8 million of non-cash revenue, $3.4 million of real estate tax and ground rents and $0.7 million of one-time revenue.

Expenses for the quarter ended March 31, 2020 totaled $107.1 million, consisting of $82.6 million of depreciation and amortization expense, $10.9 million of general and administrative (“G&A”) expense, $4.6 million of stock-based compensation expense, $4.0 million of real estate tax and ground lease expense, $3.6 million of impairment on real estate properties and a $1.5 million provision for credit losses (resulting from the adoption of a new accounting standard as required by the Financial Accounting Standards Board).

Other Income and Expense – Other income and expense for the quarter ended March 31, 2020 was a net expense of $56.0 million, primarily consisting of $52.7 million of interest expense and $2.5 million of amortized deferred financing costs.

Funds From Operations – For the quarter ended March 31, 2020, NAREIT FFO was $181.0 million, or $0.77 per common share, on 235 million weighted-average common shares outstanding, compared to $144.1 million, or $0.67 per common share, on 214 million weighted-average common shares outstanding, for the same period in 2019.

The $181.0 million of NAREIT FFO for the quarter ended March 31, 2020 includes $4.6 million of non-cash stock-based compensation expense and a $1.5 million provision for credit losses offset by $0.7 million of one-time revenue and a $0.2 million adjustment for merger related costs.

The $144.1 million of NAREIT FFO for the quarter ended March 31, 2019 includes $7.7 million in impairments on direct financing leases, $4.1 million of non-cash stock-based compensation expense, $2.9 million of merger related costs, a $1.2 million write-off of non-cash revenue, a $1.1 million one-time lease termination payment, $1.0 million of restructuring costs and $1.0 million of one-time revenue.

Adjusted FFO was $186.2 million, or $0.79 per common share, for the quarter ended March 31, 2020, compared to $161.3 million, or $0.76 per common share, for the same quarter in 2019.  For further information see the “Funds From Operations” schedule below and the Company’s website.

FINANCING ACTIVITIES

Hedging – On March 27, 2020, the Company entered into $400 million (notional amount) of 10-year interest rate swaps at an average rate of 0.8675% that expire in 2024.

Liquidity – In March, the Company, under an abundance of caution, borrowed approximately $300 million under its revolving credit facility to provide additional balance sheet liquidity.  At April 30, 2020, the Company had $618 million of outstanding borrowings under its $1.25 billion credit facility and had approximately $490 million in invested cash.

$200 Million Stock Repurchase Program –  In March, the Board of Directors authorized a program allowing the repurchase of up to $200 million of Omega’s outstanding common stock through March 2021.  The timing and amount of stock repurchases is at the discretion of management; however, management is under no obligation to repurchase any amount of stock.  No shares of stock were repurchased for the period ended April 30, 2020.

Equity Shelf Program and Dividend Reinvestment and Common Stock Purchase Plan – On March 23, 2020, considering current equity market conditions, the Company suspended its Dividend Reinvestment and Common Stock Purchase Plan until further notice.  During the quarter ended March 31, 2020, the Company sold 0.1 million shares of its common stock, generating $5.7 million of gross proceeds under its Equity Shelf Program and its Dividend Reinvestment and Common Stock Purchase Plan:

	Equity Shelf	Dividend
	(At-the-	Reinvestment and
	Market)	Common Stock
(in thousands, except price per share)	Program	Purchase Plan
	Q1 2020

Number of shares	49	90
Average price per share	$41.05	$41.80
Gross proceeds	$2,000	$3,747

2020 FIRST QUARTER PORTFOLIO AND RECENT ACTIVITY

Q1 Portfolio Activity:

$58 Million of New Investments in Q1 2020 – In the first quarter of 2020, the Company completed approximately $19 million of new investments and $39 million in capital renovations and new construction projects consisting of the following:

$12 Million Acquisition – On March 10, 2020, the Company acquired two care home facilities (similar to assisted living facilities in the United States) located in the United Kingdom (“UK”) from an unrelated third party for approximately $12.1 million. The two facilities with 74 beds were added to an existing operator’s master lease with an initial annual cash yield of 8.0% with 2.5% annual escalators.

$7 Million Acquisition – On January 2, 2020, the Company acquired one skilled nursing facility (“SNF”) located in Indiana from an unrelated third party for approximately $7.0 million. The 130-bed facility was added to an existing operator’s master lease with an initial annual cash yield of 9.5% with 2.5% annual escalators.

$39 Million of New Investments – In the first quarter of 2020, the Company invested $39 million under its capital renovation and construction-in-progress programs.

Asset Sales and Impairments:

$18 Million in Assets Sales – In the first quarter of 2020, the Company sold six properties for $18.1 million in cash, recognizing a gain of approximately $1.8 million.

Impairments and Assets Held for Sale – During the first quarter of 2020, the Company recorded an impairment charge of $3.6 million to reduce the net book values on three properties to their estimated fair values or expected selling prices.

As of March 31, 2020, the Company had eight properties classified as assets held for sale totaling approximately $24.1 million.

On April 1, 2020, the Company sold five of those facilities for $38.6 million in cash, recognizing a gain of approximately $16.7 million.  The Company expects to sell the remaining three properties over the next few quarters.

DIVIDENDS

On April 13, 2020, the Board of Directors declared a common stock dividend of $0.67 per share, to be paid May 15, 2020 to common stockholders of record as of the close of business on April 30, 2020.

2020 GUIDANCE WITHDRAWN

Bob Stephenson, Omega’s CFO, commented, “We are pleased with our first quarter earnings and having collected 98% of our April rents and mortgage payments.  However, our 2020 earnings guidance, issued on February 5, 2020, did not include or contemplate any adverse impact from COVID-19.  Given the lack of certainty around the future depth and breadth of this pandemic, its impact on the financial performance of our operators and the extent of future necessary government support, we feel it is prudent to withdraw our 2020 earnings guidance.”

CONFERENCE CALL

The Company will be conducting a conference call on Tuesday, May 5, 2020 at 10 a.m. Eastern time to review the Company’s 2020 first quarter results and current developments.  Analysts and investors within the United States interested in participating are invited to call (877) 511-2891.  The Canadian toll-free dial-in number is (855) 669-9657.  All other international participants may use the dial-in number (412) 902-4140.  Ask the operator to be connected to the “Omega Healthcare’s First Quarter 2020 Earnings Call.”

To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “earnings call” icon on the Company’s home page.  Webcast replays of the call will be available on the Company’s website for two weeks following the call.

*   *   *   *   *   *

Omega is a real estate investment trust that invests in the long-term healthcare industry, primarily in skilled nursing and assisted living facilities.  Its portfolio of assets is operated by a diverse group of healthcare companies, predominantly in a triple-net lease structure.  The assets span all regions within the US, as well as in the UK.

FOR FURTHER INFORMATION, CONTACT

Matthew Gourmand, SVP, Investor Relations

or

Bob Stephenson, CFO at (410) 427-1700

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Omega’s or its tenants', operators', borrowers' or managers' expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, facility transitions, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega's expectations.

Omega’s actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) the impact of healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates; (iii) the ability of operators and borrowers to maintain the financial strength and liquidity necessary to satisfy their respective rent and debt obligations; (iv) the ability of any of Omega’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations, and other costs and uncertainties associated with operator bankruptcies; (v) the availability and cost of capital; (vi) changes in Omega’s credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) the impact of COVID-19 on Omega’s business and the business of Omega’s operators, including without limitation, the extent and duration of the COVID-19 pandemic, increased costs experienced by SNF and ALF operators in connection therewith, and the extent to which government support may be available to operators to offset such costs and the conditions related thereto; (ix) Omega’s ability to maintain its status as a REIT and the impact of changes in tax laws and regulations affecting REITs; (x) Omega’s ability to sell assets held for sale or complete potential asset sales on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (xi) Omega’s ability to re-lease, otherwise transition or sell underperforming assets on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (xii) the effect of economic and market conditions generally, and particularly in the healthcare industry; (xiii) the potential impact of changes in the SNF and ALF market or local real estate conditions on the Company’s ability to dispose of assets held for sale for the anticipated proceeds or on a timely basis, or to redeploy the proceeds therefrom on favorable terms; (xiv) changes in interest rates; and (xv) other factors identified in Omega’s filings with the SEC. Statements regarding future events and developments and Omega’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward looking statements.

We caution you that the foregoing list of important factors may not contain all the material factors that are important to you. Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	March 31,	December 31,
	2020	2019
	(Unaudited)
ASSETS
Real estate properties
Real estate investments	$8,949,912	$8,985,994
Less accumulated depreciation	(1,846,992)	(1,787,425)
Real estate investments – net	7,102,920	7,198,569
Investments in direct financing leases – net	10,850	11,488
Mortgage notes receivable – net	754,030	773,563
	7,867,800	7,983,620
Other investments – net	424,723	419,228
Investments in unconsolidated joint ventures	194,407	199,884
Assets held for sale – net	24,125	4,922
Total investments	8,511,055	8,607,654

Cash and cash equivalents	347,965	24,117
Restricted cash	4,057	9,263
Contractual receivables – net	27,429	27,122
Other receivables and lease inducements	398,621	381,091
Goodwill	643,536	644,415
Other assets	104,568	102,462
Total assets	$10,037,231	$9,796,124

LIABILITIES AND EQUITY
Revolving line of credit	$516,760	$125,000
Term loans – net	796,523	804,738
Secured borrowings	387,835	389,680
Senior notes and other unsecured borrowings – net	3,818,531	3,816,722
Accrued expenses and other liabilities	288,745	312,040
Deferred income taxes	10,192	11,350
Total liabilities	5,818,586	5,459,530

Equity:
Common stock $.10 par value authorized – 350,000 shares, issued and outstanding – 226,866 shares as of March 31, 2020 and 226,631 as of December 31, 2019	22,686	22,663
Common stock – additional paid-in capital	5,997,561	5,992,733
Cumulative net earnings	2,525,323	2,463,436
Cumulative dividends paid	(4,458,207)	(4,303,546)
Accumulated other comprehensive loss	(65,788)	(39,858)
Total stockholders’ equity	4,021,575	4,135,428
Noncontrolling interest	197,070	201,166
Total equity	4,218,645	4,336,594
Total liabilities and equity	$10,037,231	$9,796,124

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2020	2019
Operating revenues
Rental income	$218,125	$188,204
Real estate tax and ground lease income	3,375	3,973
Income from direct financing leases	258	260
Mortgage interest income	19,685	18,134
Other investment income	10,652	11,914
Miscellaneous income	929	1,203
Total operating revenues	253,024	223,688

Operating expenses
Depreciation and amortization	82,643	70,852
General and administrative	10,927	11,826
Real estate tax and ground lease expense	4,027	4,119
Stock-based compensation	4,635	4,070
Acquisition and merger related costs	(225)	2,949
Impairment on real estate properties	3,639	—
Impairment on direct financing leases	—	7,700
Provision for credit losses	1,486	—
Total operating expenses	107,132	101,516

Other operating income
Gain on assets sold – net	1,838	3
Operating income	147,730	122,175

Other income (expense)
Interest income and other – net	(734)	337
Interest expense	(52,741)	(48,100)
Interest – amortization of deferred financing costs	(2,461)	(2,238)
Realized (loss) gain on foreign exchange	(70)	26
Total other expense	(56,006)	(49,975)

Income before income tax expense and income from unconsolidated joint ventures	91,724	72,200
Income tax expense	(1,005)	(675)
Income from unconsolidated joint ventures	1,560	657
Net income	92,279	72,182
Net income attributable to noncontrolling interest	(2,364)	(2,480)
Net income available to common stockholders	$89,915	$69,702

Earnings per common share available to common stockholders:
Basic:
Net income available to common stockholders	$0.40	$0.34
Diluted:
Net income	$0.39	$0.34
Dividends declared per common share	$0.67	$0.66
Weighted-average shares outstanding, basic	227,261	204,558
Weighted-average shares outstanding, diluted	234,506	213,523

OMEGA HEALTHCARE INVESTORS, INC.

FUNDS FROM OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2020	2019

Net income	$92,279	$72,182
Deduct gain from real estate dispositions	(1,838)	(3)
Deduct gain from real estate dispositions of unconsolidated joint ventures	(117)	—
Sub-total	90,324	72,179
Elimination of non-cash items included in net income:
Depreciation and amortization	82,643	70,852
Depreciation - unconsolidated joint ventures	3,632	1,372
Add back non-cash provision for impairments on real estate properties	3,639	—
Add back (deduct) unrealized loss (gain) on warrants	775	(284)
NAREIT funds from operations (“NAREIT FFO”)	$181,013	$144,119

Weighted-average common shares outstanding, basic	227,261	204,558
Restricted stock and PRSUs	1,261	1,688
Omega OP Units	5,984	7,277
Weighted-average common shares outstanding, diluted	234,506	213,523

NAREIT funds from operations available per share	$0.77	$0.67

Adjustments to calculate adjusted funds from operations:
NAREIT FFO	$181,013	$144,119
Deduct one-time revenue	(666)	(972)
(Deduct) add back acquisition and merger related costs	(225)	2,949
Add back one-time termination payment	—	1,118
Add back impairment for direct financing leases	—	7,700
Add back provision for credit losses	1,486	—
Add back uncollectible accounts (1)	—	1,229
Add back restructuring costs	—	1,040
Add back non-cash stock-based compensation expense	4,635	4,070
Adjusted funds from operations (“AFFO”)	$186,243	$161,253

Adjustments to calculate funds available for distribution:
Non-cash interest expense	$2,438	$2,213
Capitalized interest	(3,646)	(3,453)
Non-cash revenues	(10,763)	(14,773)
Funds available for distribution (“FAD”)	$174,272	$145,240

(1) The provision or charges for uncollectible rental revenue accounts (straight-line and contractual) are recorded through rental income.

NAREIT Funds From Operations (“NAREIT FFO”), Adjusted FFO and Funds Available for Distribution (“FAD”) are non-GAAP financial measures.  For purposes of the Securities and Exchange Commission’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that exclude amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the income statement, balance sheet or statement of cash flows (or equivalent statements) of the company, or include amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.

Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports NAREIT FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts (“NAREIT”), and consequently, NAREIT FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures and changes in the fair value of warrants.  Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.  The Company believes that NAREIT FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term funds from operations was designed by the real estate industry to address this issue.  Funds from operations described herein is not necessarily comparable to funds from operations of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

Adjusted FFO is calculated as NAREIT FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items (e.g., acquisition and merger related costs, provisions for uncollectible accounts, provisions for current expected credit losses, etc.). FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. The Company believes these measures provide an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company’s computation of Adjusted FFO and FAD may not be comparable to the NAREIT definition of funds from operations or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.

The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business.  The Company also uses FAD among the performance metrics for performance-based compensation of officers. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, funds from operations can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers these measures to assist the users of its financial statements in analyzing its operating performance and not as measures of liquidity or cash flow. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company’s securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income.

The following tables present selected portfolio information, including operator and geographic concentrations, and lease and loan maturities:

	As of March 31, 2020			As of March 31, 2020
		Total		# of	# of
Balance Sheet Data	Total # of	Investment	% of	Operating	Operating
	Properties	($000’s)	Investment	Properties (2)	Beds (2)
Real estate investments (1)	924	$8,960,762	92%	917	92,056
Mortgage notes receivable	53	754,030	8%	49	5,465
	977	$9,714,792	100%	966	97,521
Assets held for sale	8	24,125
Total investments	985	$9,738,917

		Total		# of	# of	Investment
Investment Data	Total # of	Investment	% of	Operating	Operating	per Bed
	Properties	($000’s)	Investment	Properties (2)	Beds (2)	($000’s)
SNFs/Transitional care	847	$8,133,267	84%	838	89,488	$91
Senior housing (3)	130	1,581,525	16%	128	8,033	$197
	977	$9,714,792	100%	966	97,521	$100
Assets held for sale	8	24,125
Total investments	985	$9,738,917

(1) Includes two assets under direct financing leases totaling $10.9 million.

(2) Excludes facilities which are non-operating, closed and/or not currently providing patient services.

(3) Includes ALFs, memory care and independent living facilities.

Revenue Composition ($000’s)

Revenue by Investment Type	Three Months Ended
	March 31, 2020
Rental property (1)	$218,383	86%
Real estate tax and ground lease income	3,375	1%
Mortgage notes	19,685	8%
Other investment income and miscellaneous income - net	11,581	5%
	$253,024	100%

Revenue by Facility Type	Three Months Ended
	March 31, 2020
SNFs/Transitional care	$210,073	83%
Senior housing	27,995	11%
Real estate tax and ground lease income	3,375	1%
Other	11,581	5%
	$253,024	100%

(1) Includes two assets under direct financing leases totaling $0.3 million.

		2020 Q1	% of Total
		Annualized	Annualized
	# of	Contractual	Contractual
Rent/Interest Concentration by Operator ($000’s)	Properties (1)	Rent/Interest (1)(2)	Rent/Interest
Ciena	69	$95,550	10.2%
Consulate	82	86,204	9.2%
Genesis	56	63,439	6.8%
CommuniCare	43	61,502	6.6%
Maplewood (3)	15	56,503	6.0%
Signature	58	52,889	5.7%
Saber	47	47,071	5.0%
HHC	44	36,658	3.9%
Guardian	35	35,620	3.8%
Airamid	33	28,638	3.1%
Remaining Operators (4)	483	370,128	39.7%
	965	$934,202	100.0%

(1) Excludes properties which are non-operating, closed and/or not currently providing patient services.

(2) Includes mezzanine and term loan interest.

(3) Includes Inspīr Carnegie Hill (f/k/a 2nd Avenue) revenue which is contractually effective 1/1/2020.

(4) Excludes one multi-tenant medical office building.

	Total # of	Total	% of Total
Geographic Concentration by Investment ($000’s)	Properties (1)	Investment (1)(2)(3)	Investment
Florida	129	$1,400,068	14.4%
Texas	126	933,728	9.6%
Michigan	50	677,229	6.9%
Indiana	70	642,169	6.6%
California	59	610,530	6.3%
Ohio	54	590,221	6.1%
Pennsylvania	55	589,701	6.0%
North Carolina	41	349,673	3.6%
Virginia	22	331,787	3.4%
New York (3)	—	317,205	3.3%
Remaining 30 states	314	2,897,109	29.7%
	920	9,339,420	95.9%
United Kingdom	57	398,545	4.1%
	977	$9,737,965	100.0%

(1)  Excludes eight properties with total investment of $24.1 million classified as assets held for sale.

(2) Excludes $23 million reserve for credit losses.

(3) Includes Inspīr Carnegie Hill development project.

The following tables present operator revenue mix, census and coverage data based on information provided by our operators for the indicated periods ended:

Operating Lease Expirations & Loan Maturities ($000's) (1)	As of March 31, 2020
Year	Lease (Rent)	Interest Income	Lease (Rent) and Interest Income	% of Total Annualized Contractual Rent/Interest
2020	$1,622	$126	$1,748	0.2%
2021	4,268	5,777	10,045	1.1%
2022	36,903	96	36,999	4.0%
2023	6,558	889	7,447	0.8%
2024	36,070	2,911	38,981	4.2%

(1) Based on annualized 1st quarter 2020 contractual rent and interest.

The following tables present operator revenue mix, census and coverage data based on information provided by our operators for the indicated periods ended.  We have not independently verified this information, and we are providing this data for informational purposes only.

		Medicare /
Operator Revenue Mix (1)	Medicaid	Insurance	Private / Other
Three-months ended December 31, 2019	52.7%	34.6%	12.7%
Three-months ended September 30, 2019	53.4%	33.4%	13.2%
Three-months ended June 30, 2019	54.2%	33.3%	12.5%
Three-months ended March 31, 2019	53.7%	34.0%	12.3%
Three-months ended December 31, 2018	54.8%	33.3%	11.9%

(1) Excludes all facilities considered non-core.

Operator Census and Coverage (1)		Coverage Data
		Before	After
	Occupancy (2)	Management	Management
		Fees	Fees

Twelve-months ended December 31, 2019	83.6%	1.64x	1.29x
Twelve-months ended September 30, 2019	83.4%	1.66x	1.30x
Twelve-months ended June 30, 2019	83.3%	1.66x	1.30x
Twelve-months ended March 31, 2019	82.7%	1.67x	1.31x
Twelve-months ended December 31, 2018	82.8%	1.67x	1.32x

(1)Excludes all properties considered non-core.

(2)Based on available (operating) beds.

The following table presents a debt maturity schedule as of March 31, 2020:

Debt Maturities ($000’s)	Unsecured Debt
Year	Line of Credit and Term Loans (1)	Senior Notes/Other (2)	Sub Notes (3)	Secured Debt	Total Debt Maturities
2020	$—	$—	$—	$—	$—
2021	516,760	—	13,541	2,275	532,576
2022	799,000	—	—	—	799,000
2023	—	700,000	—	—	700,000
2024	—	400,000	—	—	400,000
2025	—	400,000	—	—	400,000
Thereafter	—	2,350,000	—	385,560	2,735,560
	$1,315,760	$3,850,000	$13,541	$387,835	$5,567,136

(1) The Line of Credit and Term Loans exclude $1.9 million of net deferred financing costs and can be extended into 2022.  The $799 million is comprised of a: $350 million term loan, £100 million term loan (equivalent to $124 million), $75 million term loan to Omega’s operating partnership, $250 million term loan and excludes $2.5 million net deferred financing costs.

(2) Excludes net discounts and deferred financing costs.

(3) Excludes $0.1 million of fair market valuation adjustments.

The following table presents investment activity:

Investment Activity ($000's)	Three Months Ended
	March 31, 2020
Funding by Investment Type	$ Amount	%
Real property	$19,056	32.6%
Construction-in-progress	24,063	41.1%
Capital expenditures	15,418	26.3%
Investment in direct financing leases	—	—%
Mortgages	—	—%
Other	—	—%
Total	$58,537	100.0%